UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 21, 2013

QCR Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22208	42-1397595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3551 Seventh Street, Suite 204, Moline, Illinois 61265
(Address of principal executive offices, including zip code)

(309) 743-7721
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 21, 2013, the Company issued a press release announcing that its Board of Directors approved the conversion of all 25,000 outstanding shares of the Company's Series E Non-Cumulative Convertible Perpetual Preferred Stock ("Series E Preferred Stock") into shares of the Company's common stock. A copy of the Company's press release is attached hereto as Exhibit 99.1. Following this action by the Board of Directors, the Company's transfer agent, on behalf of the Company, mailed notices of the conversion to holders of the Series E Preferred Stock by first class mail. The stock conversion will become effective on December 23, 2013 (the "Conversion Date").

Pursuant to the conversion, each share of the Series E Preferred Stock will be converted into the number of shares of common stock that results from dividing $1,000 (the issuance price per share of the Series E Preferred Stock) by $12.15 (the conversion price per share). No fractional shares will be issued as a result of the conversion of the Series E Preferred Stock. Instead, holders will be entitled to receive cash in an amount equal to any fractional shares they are entitled to multiplied by the closing price of the Company's common stock on December 20, 2013, the trading day immediately preceding the Conversion Date.

The conversion is being conducted in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended. This current report is not an offer to sell or a solicitation of an offer to purchase any securities of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1.	Press release dated November 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2013	QCR Holdings, Inc.
	By:	/s/ TODD A. GIPPLE Todd A. Gipple Executive Vice President, Chief Operating Officer and Chief Financial Officer